Exhibit 99.1

FirstEnergy Corp.	For Release: November 21, 2023
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Jennifer Young	Irene Prezelj
(216) 337-8789	(330) 384-3859
jyoung@firstenergycorp.com	prezelj@firstenergycorp.com

FirstEnergy Appoints Two Senior Executives to Accelerate
Transformation into Premier Electric Utility
Wade Smith Joins Company as President, FirstEnergy Utilities;
Toby L. Thomas Joins as Chief Operating Officer

AKRON, Ohio – FirstEnergy Corp. (NYSE: FE) today announced that Wade Smith has been named president, FirstEnergy Utilities, and Toby L. Thomas has been named chief operating officer of FirstEnergy, effective Dec. 18 and Nov. 30, respectively. The addition of these two senior executives is an important step in driving forward the company’s transformation into a premier electric utility. Both leaders will report directly to President and Chief Executive Officer Brian X. Tierney.

Today’s executive appointments are the first in a series of senior roles FirstEnergy will fill as part of a new business structure that will enhance execution at the utility level by shifting decision making and accountability closer to customers. As president, FirstEnergy Utilities, Smith will oversee the company’s state businesses – Ohio, Pennsylvania, New Jersey and a combined West Virginia/Maryland division – as well as its stand-alone transmission companies.

The leaders of these five businesses will report to Smith and be responsible for financial and operational performance as well as regulatory outcomes in their respective areas. The company is engaging with internal and external candidates to fill these leadership positions. Smith will also have responsibility for FirstEnergy’s Rates & Regulatory Affairs and External Affairs groups.

As chief operating officer, Thomas will be responsible for a broad range of transmission and distribution business functions including planning and protection, transmission and substation engineering, project and construction management, system operations, support operations and safety and human performance. In addition, the Customer Experience group will report to Thomas.

Smith most recently served as chief operating officer of Puget Sound Energy (PSE) and has more than three decades of experience leading utilities. Thomas joins FirstEnergy after more than two decades at American Electric Power (AEP), where he most recently served as senior vice president – AEP Energy Delivery.

“FirstEnergy is well positioned to continue making significant investments to enhance reliability, elevate the customer experience and build a smarter energy grid. Our extensive search for these two pivotal roles attracted deeply experienced and highly qualified candidates, and we have selected executives who have demonstrated successful leadership that is directly aligned with our ongoing transformation and vision for the future,” Tierney said. “Toby and Wade’s focused and accountable leadership will be critical to driving decision making closer to where the work happens and achieving the outstanding performance that will define our success.”

Wade Smith Biography
Smith began his nearly 32-year career at AEP at its predecessor West Texas Utilities Company, where he served as an engineer and plant manager. He held increasingly responsible leadership roles within generation, transmission engineering and project management at AEP subsidiaries before being named president and chief operating officer of AEP Texas in 2010, where he led a team serving more than a million customers in a diverse service territory across parts of south, central and west Texas. In 2015, he was named senior vice president, Grid Development for AEP Transmission and was responsible for planning, engineering, project and construction management, and real-time operations.

In 2021, Smith joined Pacific Gas & Electric as senior vice president of Electric Operations, leading electric transmission and distribution system operations and maintenance, generation, and project management and construction teams for the company’s electric operations. He was named chief operating officer of Puget Sound Energy in 2022, where he is responsible for all of PSE’s operational areas, including natural gas and electric operations, safety and health, and energy supply, serving approximately 1.2 million electric customers and 900,000 natural gas customers.

Smith holds a Bachelor of Science in Mechanical Engineering from Texas Tech University and a Master of Business Administration from Abilene Christian University. He also completed the Executive Program at the University of Virginia’s Darden School of Business. Smith currently serves on the Texas Tech University Whitacre College of Engineering Dean’s Council.

Toby Thomas Biography
Thomas began his career with Cummins Engine Company in Columbus, Indiana, serving in engineering and technical specialist roles. He joined AEP in 2001 as a project engineer in Industrial Marketing and Origination, progressing through various roles of increasing responsibility in asset optimization and generation. He was named president and chief operating officer of Indiana Michigan Power in 2017 to oversee business performance, operations and a wide range of customer, policy and regulatory relationships. Thomas was promoted to his most recent role leading AEP Energy Delivery in 2021, where he helped achieve efficiencies in transmission, distribution and telecommunications operations, project management, construction, engineering and standards.

Thomas earned a Bachelor of Science in Mechanical Engineering from Rose-Hulman Institute of Technology.

FirstEnergy is dedicated to integrity, safety, reliability and operational excellence. Its 10 electric distribution companies form one of the nation’s largest investor-owned electric systems, serving customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. The company’s transmission subsidiaries operate approximately 24,000 miles of transmission lines that connect the Midwest and Mid-Atlantic regions. Follow FirstEnergy online at firstenergycorp.com and on X, formerly known as Twitter, @FirstEnergyCorp.

Editor’s Note: Professional photos of Smith and Thomas are available for download on Flickr.

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